UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2015

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-14428	98-014-1974
(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 12 Crow Lane, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

(441) 295-4513

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Letter of Credit Reimbursement Agreement

Effective as of November 23, 2015, Renaissance Reinsurance Ltd. (“RRL”) entered into a letter of credit facility (the “Facility”), evidenced by a letter of credit reimbursement agreement (the “Reimbursement Agreement”) among RRL and each of Bank of Montreal, as documentation agent (the “Documentation Agent”), Bank of Montreal, London Branch, as a lender (“BMO”), Citibank Europe plc, as a lender and as collateral agent (“CEP”), and ING Bank N.V., London Branch, as a lender and as letter of credit agent (“ING” and, together with BMO and CEP, the “Lenders”), and secured by certain ancillary agreements.

The Reimbursement Agreement provides for the issuance by the Lenders of two letters of credit for the account of RRL to support business written by RRL’s Lloyd’s syndicate, Syndicate 1458. The letters of credit are denominated in U.S. Dollars and Pounds, with stated amounts of $360 million and £85 million, respectively. The Facility terminates four years from the date of notice from ING to the beneficiary of the letters of credit issued under the Facility, which notice is required to be given not later than December 31, 2015, unless such date is extended with the consent of all the Lenders. Effective as of November 24, 2015, the Facility and the letters of credit issued thereunder replace the existing letter of credit facility established to support Syndicate 1458 by RRL with CEP on April 29, 2009, pursuant to an Insurance Letters of Credit Master Agreement and related agreements, and the two letters of credit previously issued thereunder.

Under the Reimbursement Agreement and related pledge and security agreement between RRL and CEP, as collateral agent, RRL is obligated to pledge to the Lenders at all times during the term of the Facility certain eligible securities with a collateral value (determined as provided in the Reimbursement Agreement) that, until a Full Collateralization Event (as defined in the Reimbursement Agreement) occurs, equals or exceeds, at RRL’s election, either (i) 100% of the aggregate amount of its then-outstanding letters of credit or (ii) greater than or equal to 60% but less than 100% of the aggregate amount of its then-outstanding letters of credit. Upon the occurrence of a Full Collateralization Event, RRL is obligated to collateralize the Facility at 100%. Letter of credit fees, which vary based on the level of collateralization of the Facility, and certain other fees will be payable pursuant to the terms of the Reimbursement Agreement.

In the Reimbursement Agreement, RRL makes representations and warranties that are customary for facilities of this type and agrees that it will comply with certain informational undertakings, including those regarding the delivery of quarterly and annual financial statements, and other covenants, including maintaining a minimum net worth. If an Event of Default (as defined in the Reimbursement Agreement) should occur under the Facility and be continuing, the Lenders may exercise certain remedies, including declaring all outstanding obligations of RRL under the Reimbursement Agreement and related credit documents due and payable and taking certain actions with respect to the collateral pledged by RRL (including the sale thereof).

Certain Lenders and their affiliates have performed commercial banking, investment banking and advisory services for RRL and/or its affiliates from time to time for which they have received customary fees and reimbursement of expenses. The Lenders and the Documentation Agent may from time to time engage in transactions with and perform services for RRL and its affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The description of the Facility contained herein is qualified in its entirety by reference to the Reimbursement Agreement, a copy of which is attached hereto as Exhibits 10.1, and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description

10.1	Letter of Credit Reimbursement Agreement, dated as of November 23, 2015, by and among Renaissance Reinsurance Ltd., various lenders, Bank of Montreal, Citibank Europe plc and ING Bank N.V., London Branch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: November 25, 2015	By:	/s/ Stephen H. Weinstein
	Name:	Stephen H. Weinstein
	Title:	Senior Vice President, Group General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit #	Description

10.1	Letter of Credit Reimbursement Agreement, dated as of November 23, 2015, by and among Renaissance Reinsurance Ltd., various lenders, Bank of Montreal, Citibank Europe plc and ING Bank N.V., London Branch